GREENSHIFT AND SUBSIDIARIES RELEASE SHAREHOLDER LETTER

NEW YORK, N.Y., November 9, 2007 - Kevin Kreisler, chairman and chief executive officer of GreenShift Corporation (OTC Bulletin Board: GSHF), issued the following letter today to the shareholders of GreenShift and its subsidiaries, GS CleanTech Corporation, GS AgriFuels Corporation and GS Energy Corporation:

Dear Shareholders:

We continue to make great strides in our development but we continue to face the significant challenges presented by the complexities of a capital structure that has prevented the translation of our successes into shareholder value.

Most of you are aware of the history: while our structure resulted in the successful financing, acquisition and development of our core technologies and operations, it has developed into a costly distraction and an unnecessary drain on our resources. Earlier this year we announced our plan to cure this deficiency by combining two separate mergers - the merger of GS AgriFuels and GS Energy and the merger of GreenShift and GS CleanTech - with the liquidation of non-core assets, the restructuring and refinancing of our debt, and increases in our sales and earnings.

During 2007, we liquidated all of our non-core assets, we restructured about $4 million of our debt, we paid-off and eliminated another $9.6 million, or about 16%, of our debt, and we significantly increased sales and earnings in our core operations. The mergers, however, have not been completed. The process of completing and filing the necessary registration statements with the SEC has been discouragingly slow, and I have resisted taking more resources away from our operations to attempt to speed the process up. It seems that our form continues to stand in the way of our substance and it needs to stop.

As it happens, we no longer have a choice in the matter. The financing and operational needs of our growing business dictate that we take immediate action to complete the critical aspects of our consolidation. The balance of this letter outlines the steps that we have taken to do so.

Our Oil Extraction and Biodiesel Production Technologies

We have received very favorable feedback for the financing of our corn oil extraction, biodiesel and oilseed crush models. As you may recall, GS CleanTech financed the acquisition, development and early-stage commercialization of our corn oil extraction technology, and GS AgriFuels financed the acquisition of our oilseed crush facility and the acquisition, development and commercialization of our biodiesel production technology.

GS CleanTech recently installed its extraction system at Utica Energy, LLC in Oshkosh, Wisconsin. This system is currently producing oil at a rate of about
1.5 million gallons per year. GS CleanTech has also executed contracts with several ethanol producers to install extraction systems that will produce more than 50 million gallons per year of corn oil. These contracts have a minimum term of ten years and are based on the installation of turn-key extraction systems at participating ethanol facilities for no cost to the host facility in return for the long-term right to purchase the extracted oil at about 51% of then-current diesel spot prices. At current market prices, participating facilities can earn about $8 million (for a 100 million gallon per year ethanol facility) per year in additional earnings that are tied to the diesel markets. This enhances our ethanol clients' cash flows and helps to offset their market risk.

Our revenue model is based on purchasing the extracted oil and either selling it as corn oil or converting it into biodiesel and then selling it as a fuel. Corn oil is only worth about $0.40 per gallon prior to extraction because it is bound within an ethanol co-product called distillers grains. We can either sell our extracted crude corn oil as an animal feed for about $1.50 per gallon or for conversion into biodiesel for about $2.00 per gallon. Or, we can convert it into biodiesel ourselves and generate sales of more than $3.20 per gallon. So that everyone clearly understands the value proposition here, the following table approximates the revenue and gross margin profile of corn oil in our program in the context of (a) extraction only and (b) extraction and biodiesel production combined:

Pro Forma Revenue and Gross Margin                             Assumptions       Extraction Only     Biodiesel & Extraction
-------------------------------------------------------------------------------------------------------------------------
Diesel Spot (the current market price is $2.65)                 $   2.35
Biodiesel Spot (trades at an $0.85 to $1.00 premium to diesel)  $   3.20
Corn OilCost (paid to ethanol producer)                         $   1.20
Corn Oil Sales Price (paid by 3rd party biodiesel producer)     $   2.00
Gallons of Corn Oil (per year)                                50,000,000

Estimated Revenue                                                                $ 100,000,000       $  160,000,000
   Cost of Corn Oil (paid to ethanol producers)                                     60,000,000           60,000,000
   Other Operating Costs                                                             2,500,000           30,000,000
                                                                                  ------------       --------------
     Gross Margin                                                                $  37,500,000       $   70,000,000
     Gross Margin (per gallon)                                                   $        0.75       $         1.40

Capital Intensity (per gallon of installed capacity)                             $        2.00       $         3.00

Although quick resale of the extracted corn oil would appear to promise a quick profit for less total invested capital, there are a number of factors that weigh in favor of using our corn oil internally for biodiesel production.

The domestic premium animal feed markets that our corn oil could be sold into for $1.50 per gallon have a demand of about 30 million gallons of oil per year. We already have more supply than this under contract. There is not enough demand in these feed markets to support the capital required to produce appreciable volumes of oil.

The biodiesel markets into which we could sell crude oil into at $2.00 per gallon are more robust but they are subject to general market risks relative to the soy and other traditional feedstock markets such that exclusively selling corn oil to third party biodiesel producers would add counter-party risk to our extraction model. Several third party biodiesel facilities using conventionally available process technology have recently stopped operating because of high feedstock costs. Furthermore, most biodiesel producers would need to upgrade their plants to reliably process crude corn oil into compliant fuel because they generally lack the requisite process capabilities to do so without suffering significant yield losses. If producers purchasing oil from us can't consistently produce marketable biodiesel, then they won't be able to sell their product and they will, in turn, have difficulty paying us. Our cash flows and ability to service our debt cannot be solely dependant on third party biodiesel producers for these reasons.

Internalizing biodiesel production capability, however, would enable us to almost entirely eliminate the market risks facing our extraction program. Reduced market risk equates to more reliable cash flows and an increased ability to finance our extraction model despite the increased capital intensity associated with biodiesel production. Unfortunately, the biodiesel production capabilities that we needed were not conventionally available when we developed our model. This is important because it underscores the basis for why GS AgriFuels acquired NextGen Fuel last year.

At the heart of the NextGen biodiesel technology is a continuous flow reactor that enables the cost-effective conversion of qualified feedstocks into biodiesel in less than six minutes at the small scales which our corn oil extraction systems operate. We have since modified the NextGen technology and designed the relevant upstream and downstream stages in the process to integrate with our extraction technology and to rapidly and efficiently convert crude corn oil into compliant biodiesel. We have recently proven the performance of the NextGen technology at two separate facilities that we commissioned for third-party clients during the third quarter. These facilities are operating today with NextGen technology and we are about to start processing our Oshkosh corn oil regularly in one of them.

The successful coupling of our now-proven extraction and biodiesel technologies has materially enhanced our ability to finance our current contracted backlog of 50 million gallons per year of corn oil extraction and more. The mass and composition of our backlog allows us to reliably project a transparent stream of cash flows that can be used to set a watermark for valuation. This is both defined and reinforced by our long term right to purchase biodiesel feedstock at rates that are hedged to our biodiesel offtake markets, by our ability to directly guaranty the reliable and consistent production of corn oil derived biodiesel with our own technology, and by the strong ethanol market driven demand for our extraction technology.

This would set the stage for a fantastic growth story but for the additional complexities layered into our model by the fact that our extraction technology and corn oil contracts are owned by GS CleanTech and our biodiesel technology is owned by GS AgriFuels.

Functionally, these two technologies are tied together. GS CleanTech's extraction needs GS AgriFuels' biodiesel production capability to attract the magnitude of capital required to build out 50 million gallons (and more) of extraction capacity. Similarly, GS AgriFuels needs access to GS CleanTech's extracted corn oil in order to finance the development of (and then profitably operate) biodiesel production capability at anything approaching the 50 million gallon per year scale. This means that we need to somehow combine the two technologies if we want to obtain financing for either.

Our plan had been to achieve this combination with our July 2007 license agreement between GS CleanTech and GS AgriFuels. However, a license structure raises questions about the relative wisdom of bifurcating the operations of two highly synergistic business models. Moreover, a license between two GreenShift subsidiaries will not satisfy the demands of the capital markets relative to securing their investment in our corn oil assets with all of the necessary elements of each project - i.e., with both the extraction technology and the biodiesel production capacity.

Not surprisingly, the feedback we received from prospective financing sources was that we needed to immediately reduce or eliminate intercompany transactions
- especially the license agreement - between GS AgriFuels and GS CleanTech prior to completing any substantial financing, and that all of the intellectual properties, fixed assets and contracts relating to both technologies need to be owned by the company that the financing sources invest in - GS AgriFuels.

Transferring the corn oil program today, however, before completing the GreenShift - GS CleanTech merger, would present fresh problems of fairness to the GreenShift and the GS CleanTech minority shareholders. This means that any immediate action taken with respect to the ownership of the corn oil technology would need to be supported by an independent fairness opinion.

Immediate Consolidation of GS AgriFuels and GS CleanTech

This morning, GreenShift transferred its 60% stake in GS AgriFuels to GS CleanTech and GS AgriFuels and GS CleanTech canceled their July 2007 license agreement. GS CleanTech plans to transfer its corn oil assets to GS AgriFuels in return for a term note issued at fair value after we have received an independent fairness opinion relative to the terms of the transfer. We are retaining an appraisal firm to assess the fairness of this transaction and we will provide additional disclosures on this as it becomes available. Importantly, these two transfers will consolidate our extraction and biodiesel operations within GS AgriFuels.

Our internal determination that the transfer of the extraction technology from GS CleanTech to its new 60% subsidiary, GS AgriFuels, will benefit the shareholders of GS CleanTech is based on the gross margin data presented earlier in this letter:

Relative Values to GS CleanTech Shareholders     Gross Margin Per Gallon       % Owned    Relative Value Per Gallon
-------------------------------------------------------------------------------------------------------------------
Extraction Only                                               $    0.75           100%                    $    0.75
Extraction & Biodiesel                                        $    1.40            60%                    $    0.84

Estimated gross margin data is used here to highlight our thinking: since 60% of $1.40 is better than 100% of $0.75, the transfer of GS CleanTech's corn oil program to GS AgriFuels will be fair, provided that the note to be given by GS AgriFuels to GS CleanTech is sufficient to compensate GS CleanTech for its historical investment in the development and commercialization of the corn oil technology and to enable it to service the debt it incurred while making that investment. We will adjust the structure of the transfer of the corn oil program to GS AgriFuels as needed after receiving the independent evaluation but it will in any event be perfected immediately after receiving the fairness opinion.

Acceleration of Balance of Restructuring

In light of the transfer of GS AgriFuels to GS CleanTech and of the transfer of the corn oil extraction program to GS AgriFuels, neither of our planned mergers (GS AgriFuels - GS Energy and GreenShift - GS CleanTech) continues to be appropriate. In addition, a pending merger with GS Energy would only add complexity to our GS AgriFuels capital raise. Both mergers have accordingly been cancelled. In their place, we intend to complete a series of transfers, shareholder distributions, and recapitalizations designed to achieve the primary goals of our restructuring. These steps are outlined here:

     >>   Distributions to GreenShift Shareholders

          GreenShift will distribute 2,000,000 shares of its common stock in GS EnviroServices and 1,000,000,000 shares of common stock in GS Energy to the minority shareholders of GreenShift - in other words, to all of shareholders of GreenShift other than Viridis Capital, my holding company. Moreover, GreenShift will convert out of its preferred stock in GS CleanTech into GS CleanTech common stock and then distribute 100% of its stake in GS CleanTech on a pro-rated basis to all of GreenShift's shareholders.

     >>   Transfer of GS Energy to GS CleanTech

          Earlier today, GreenShift transferred its 80% stake in GS Energy to GS CleanTech and GS CleanTech transferred its bioreactor technologies and its 10% stake in Sterling Planet, Inc., to GS Energy in return for an additional 5% of GS Energy.

     >>   Recapitalization

          GS CleanTech will complete a 1:50 reverse stock split as soon as possible.

     >>   Timing

          We have already completed the transfers of GS AgriFuels and GS Energy to GS CleanTech. We expect that we can complete the remaining transactions within the next 45 to 60 days. The only variables that impact timing at this point are (a) the time required to complete the fairness opinion for transfer of the corn oil program to GS AgriFuels, and (b) any time that may be required for a standard regulatory review of the information statement filed today to effect the GS CleanTech's reverse-split. The distribution of GS EnviroServices and GS Energy stock can and will proceed as soon as possible, but the distribution of GS CleanTech stock to the GreenShift shareholders cannot be completed until after we complete the GS CleanTech reverse split. We will be providing regular updates regarding the timing of these events over the coming weeks.

Impact on GS CleanTech Shareholders

The following is a summary of the expected impact to the GS CleanTech shareholders after completing all of the above steps.

     >>   Operations and Ownership Structure

          GS CleanTech will own majority stakes in GS AgriFuels, GS EnviroServices, and GS Energy moving forward. GS CleanTech will focus on developing technologies that enhance resource utilization by targeting and leveraging co-product extraction, beneficiation and refining opportunities, and on developing the partnerships and other resources required to bring its technologies to market. The formation and evolution of GS AgriFuels provides the prototypical example of this model.

          GS CleanTech's subsidiaries moving forward are shown here with an estimate of their respective revenues for the nine months ended September 30, 2007:

         Subsidiary                       % Owned      YTD Revenue                                   Business Model
------------------------------------------------------------------------------------------------------------------------

         GS AgriFuels (OTCBB: GSGF)           60%    $  11,480,000      Biomass Derived Fuel Production & Equipment Sales
         GS EnviroServices (OTCBB: GSEN)      60%    $  11,240,000                     Diversified Environmental Services
         GS Energy (OTCBB: GSEG)              80%    $   4,570,000                Manufacturing & Emerging Technology R&D

          Because GS CleanTech conducted operations for the nine months ended September 30, 2007 only through GS EnviroServices and GS Ethanol Technologies, Inc., GS CleanTech's wholly-owned corn oil extraction and process engineering subsidiary, GS CleanTech expects that its revenues for the nine months ended September 30, 2007 will be about $11,700,000.

          Since GS CleanTech will consolidate the revenue and earnings of its majority held subsidiaries under GAAP, GS CleanTech's revenues for the nine months ended September 30, 2007 would have been about $25,390,000 if GS CleanTech had owned each of GS AgriFuels, GS EnviroServices and GS Energy since January 1, 2007 (after subtracting about $2,670,000 in intercompany revenue).

          Note that specific current financial data and other relevant disclosures for each of GS CleanTech, GS AgriFuels, GS EnviroServices and GS Energy are available in each company's periodic securities filings, which can be found online on the SEC website.

     >>   GSCT Share Structure

          After its 1:50 reverse stock split, GS CleanTech expects to have about 140 million shares outstanding on a fully-diluted basis, with the following approximate fully-diluted pro forma post-split share structure:

         GS CleanTech Corporation: Fully-Diluted Pro Forma Share Structure            Shares             % of Total
         -----------------------------------------------------------------------     ----------     ------------------
         Authorized Common Shares                                                   500,000,000                  --
         Authorized Preferred Shares                                                  1,000,000                  --
         Issued and Outstanding Preferred Shares                                             --                  --
         Issued and Outstanding Common Shares                                       140,000,000             100.00%


         GS CleanTech Public Float                                                   10,000,000               7.38%
         GreenShift Shareholders: Public Float (*)                                   20,800,000              14.82%
         GreenShift Shareholders: Viridis Capital, LLC (*)                           83,200,000              59.28%
         Employee Reserve                                                            10,000,000               7.38%
         Reserve for Pending Issuances - Derivative Securities (**)                  16,000,000              11.14%
         --------------------------------------------------------------         ---------------    ----------------
           Fully-Diluted Issued and Outstanding Shares                              140,000,000             100.00%

          (*) Shares will be distributed on a pro rated basis to all GreenShift shareholders; Viridis is my holding company.

          (**) If all of GS CleanTech's  convertible  securities  were converted today under current market conditions and "as-is" conversion terms, the actual number of potentially issuable shares would increase to about 28,250,000 and bring the total shares outstanding on a fully diluted basis to 152,250,000. However, we expect that if or when these securities are converted, that they will be converted under conditions that are better for the company. For example, we have held initial favorable discussions with GS CleanTech's senior creditor, YA Global Investments, L.P., relative to amending the conversion parameters of their debt. The 16,000,000 share reserve stated above reflects the expected dilutive impact of the conversion of all of GS CleanTech's convertible securities after taking these modifications into account.

          Note the ratio of the aggregate holdings of the GS CleanTech minority shareholders to the GreenShift minority shareholders - it is approximately 1:2. This reflects about a 33% improvement to the GS CleanTech minority shareholders as compared to the previously planned 1:3 merger. Note also that all preferred stock has been converted, my own stake has been reduced to about 60% as agreed, and we have either eliminated or contained the estimated impact of any dilutive securities. While the precise share amounts may vary, importantly, this will be GS CleanTech's final share structure for the foreseeable future.

          Note also that our plan is to finance the growth of our corn oil extraction, biodiesel and oilseed crush businesses through GS AgriFuels and its balance sheet, cash flows and capital structure. The same is true for the operations of GS EnviroServices and GS Energy. In other words, we do not plan to issue GS CleanTech stock to finance the growth of its subsidiary operations.

Impact on GreenShift Shareholders

The following is a summary of the expected impact to the GreenShift shareholders after completion of the above steps.

     >>   Operations and Ownership Structure

          GreenShift will cease to have any direct ownership interest in GS CleanTech, GS Energy, GS AgriFuels or GS EnviroServices.

     >>   Impact of Current Distributions to GreenShift Shareholders

          The holders of GreenShift stock as of the record date for each of the GS EnviroServices, GS Energy and GS CleanTech distributions will receive the following on a post-split basis as applicable to GS
          CleanTech:

                                        % held of GreenShift                   Distributed Shares
         Shareholders                       on Record Date     GS CleanTech         GS Energy     GS EnviroServices
         ---------------------------    ------------------    -------------     -------------    ------------------
         GreenShift Public Float                    20.00%       20,800,000     1,000,000,000             2,000,000
         Viridis Capital, LLC                       80.00%       83,200,000                --                    --

         Thus, a holder of 10,000 shares GreenShift common stock as of the record date for each distribution will receive the equivalent of about 50,200 (pre-split) shares of GS CleanTech, 50,000 shares of GS Energy and 100 shares of GS EnviroServices.

         The following chart shows the total value of these distributions to a holder of 10,000 shares of GreenShift common stock at current market prices as if the distributions were each completed today on a pre- and post-split (for GS CleanTech) basis:

         Impact of Distributions to                                            Distributed Shares
         GreenShift Shareholders                GreenShift       GS CleanTech         GS Energy   GS EnviroServices
         -------------------------------    --------------    ---------------     -------------  ------------------
         Pre-Split Shares                           10,000             50,200            50,000                 100
         Current Market Price Per Share     $       0.0280    $        0.0080     $      0.0005    $         0.1100
         Current Market Value               $       280.00    $        401.60     $       25.00    $          11.00

         Share Amounts as if After Completion
         of 1:50 GS CleanTech Reverse Split         10,000              1,004            50,000                  100

Paper Shuffling

If this seems like a lot of paper shuffling, that's because it is. But, as I have tried to make clear, it is not without good reason. The steps we have taken are not about using form to obscure any lack of substance, but rather very much the opposite. These steps are about elevating the value of what we have built above the form that we used to build it; and doing it in a way that I personally hope conveys our thanks and appreciation to all of our shareholders.

We have certainly experienced our fair share of growing pains since the founding of GreenShift, but just look at some of the highlights of what we have accomplished since inception:

     >> Commercialization of Technology. We brought our patent-pending corn oil extraction and biodiesel technologies from the bench and into the field where we are currently executing our go-to-market strategy for each. We have other technologies in the queue that will follow suit:
          ZeroPoint's biomass gasification technology for heat, power and liquid fuels applications and our bioreactor technologies.

     >> Acquisition of Rights to Corn Oil Supply. We have executed agreements for the extraction and purchase of more than 50 million gallons of crude corn oil per year for a minimum of ten years at prices that are indexed to diesel spot prices. The existing and under-construction corn ethanol production in the U.S. corresponds to more than a 700 million gallon per year corn oil extraction opportunity. Our initial penetration goal is to secure long-term extraction rights to 150 million gallons of corn oil.

     >> Installation and Start-up of Corn Oil Extraction Systems. We have installed three corn oil extraction systems to date, one of which is our 100% owned Oshkosh system, which is located at Utica Energy, LLC's 50 million gallon per year Delta-T dry mill corn ethanol facility. This system is producing oil today at yields that correspond to more than 1.5 million gallons per year and about $1.125 million per year in contribution margin. We have completed engineering and purchased the long-lead time and other components for 7 additional systems corresponding to more than another 10.5 million gallons per year of extracted corn oil. These systems are scheduled for installation at a number of different ethanol facilities during the first 6 months of 2008. We are financing these deployments with our cash flows and a form of mezzanine project financing (not equity) that we expect to close in the near term.

     >> Advance Payment on Corn Oil Supply. We have pre-sold one year's worth of ten million gallons of corn oil to one of our NextGen clients and we intend to start regularly processing corn oil from our Oshkosh system at this client's NextGen-based facility in the immediate term.

     >> Sales of Biodiesel Production Equipment. We have executed a number of contracts to sell NextGen biodiesel production systems to various third party clients. Our backlog of sales of our NextGen biodiesel production systems currently exceeds $53 million. Our pipeline of sales prospects corresponds to potential additional sales well in excess of this amount.

     >> Installation and Commissioning of Biodiesel Facilities Based on NextGen Technology. We commissioned two facilities based on our NextGen biodiesel technology during the three months ended September 30, 2007. The first was a 5 million gallon per year facility in Middletown, Indiana (www.e-biofuels.com) and the second a 10 million gallon per year facility in Adrian, Michigan (www.nextdiesel.net - http://greenshift.jgpdev.com/media/). These facilities are owned by clients of GS AgriFuels' NextGen subsidiary. The Middletown client has executed an agreement to purchase an additional two 10 million gallon per year systems (which are scheduled for commissioning during the fourth quarter 2007 and the first quarter of 2008) and the Adrian client has executed agreements to purchase an additional 10 million gallon per year system and some specialized feedstock preparation equipment (which are scheduled for commissioning during the first quarter of 2008). In total, these two clients alone correspond to about $16 million in system sales based on our proprietary biodiesel technology.

     >> Formation of NextGen Biodiesel South America S/A. We recently formed a 67% owned joint venture with Ralston International Brazil LTDA to penetrate into the valuable South American markets. We are currently working through a substantial pipeline of qualified sales prospects. As is the case in the U.S. market, our expertise in process engineering and alternative feedstock extraction, preparation and processing is a significant competitive advantage in these markets.

     >> Development of Biodiesel Production Facilities. We have completed preliminary engineering and permitting activities for our own biodiesel production facilities that are going to be co-located at ethanol facilities in New York (10 million gallons per year), Iowa (10 million gallons per year) and Indiana (5 million gallons per year). These facilities are being designed to scale to 20 million gallons per year, 30 million gallons per year and 10 million gallons per year, respectively. We are currently in various stages of negotiations to locate GS-owned corn oil biodiesel production facilities at several other ethanol facilities.

     >> Operation and Expansion of Oilseed Crush Facility. GS AgriFuels' Culbertson, Montana-based Sustainable Systems subsidiary currently produces and sells high oleic safflower, sunflower, cannola and other high-value oils into the culinary markets in either bulk or packaged quantities. Sustainable's bulk products are available as either crude degummed, refined bleached and deordorized (RBD), or as RBD with winterization. Sustainable is currently expanding its oilseed extraction and refining capability from 300 tons per day to 600 tons per day. When this expansion is completed within the first six months of 2008, Sustainable will be capable of generating in excess of $80 million per year in sales. In addition to expanding Sustainable's oilseed processing capabilities in Montana and at other strategic locations, we intend to leverage Sustainable's existing processing and distribution infrastructure to cost-effectively co-locate our biodiesel and biomass refining technologies to build Integrated Multi-Fuel production capability at the Montana plant.

     >> Expansion of Environmental Services. GS EnviroServices is a diversified environmental services company that provides industrial and hazardous waste management services, environmental engineering services, and site remediation services. GS EnviroServices' focus is to provide its clients with value-added, environmentally conscious and cost-effective hazardous waste management services based on its efficient management of wastes. GS EnviroServices' growth strategy is to expand its geographic base, both through increased sales activities and acquisitions, and to develop new services in the area of renewable energy and water resource conservation using technologies developed by affiliated GreenShift companies. GS EnviroServices recently acquired the remedial construction group of Vertex Environmental Services and is currently seeking out acquisitions and other opportunities that would facilitate co-location of waste grease extraction and biodiesel production technology.

     >> Acquisition and Development of Prototyping and Infrastructure Support. GS Energy's Warnecke Design Services ("WDS") subsidiary is a specialty manufacturing company that provides custom equipment manufacturing services for its clients including machine design, machine building, control system electronics and programming, and installation and maintenance support services. WDS currently services clients in the biofuels, automotive, electronics, lighting, plastics, rubber and food products industries and provides all of the custom equipment manufacturing needs of GreenShift. This operation has played, and will continue to play, a critical role in the prototyping and fabrication of our technologies. We plan to invest in the growth of this group's third party business while adding to its capability to support our ongoing development of technology.

     >> Historical Revenue and Earnings Growth. GreenShift's consolidated sales for the nine months ended September 30, 2005 and 2006 were about $14 million and $17 million, respectively, which included about $2.5 million in sales in each year from an operation that we have since liquidated. We expect that GreenShift's sales for the nine months ended September 30, 2007 will exceed $25 million. GreenShift's sales for the six months ended June 30, 2007 were about $11 million, meaning that we expect to have more than doubled our year-to-date sales during the third quarter. Additional information regarding our performance for the nine months ended September 30, 2007 will be provided later this week.

     >> GS AgriFuels' Projected Revenue and Earnings Growth. Assuming the completion of all of the above, and that we successfully finance and execute on each front, the moving forward revenue and EBITDA profile of GS AgriFuels' current operations can be expected to be as follows based on our current agreements:

         GS AgriFuels                                                  Estimated Revenue           Estimated EBITDA
--------------------------------------------------------------------------------------------------------------------
         Corn Oil Derived Biodiesel (50 million gallons per year)          $ 160,000,000             $   50,000,000
         Oilseed Crushing (annualized)                                     $  80,000,000             $   12,000,000
         Biodiesel Equipment Sales (non-recurring)                         $  53,000,000             $   13,000,000

Next Steps

You have all been incredibly patient, and we are eager to earn your trust and continued support as we build what I personally believe to be an extraordinary company. We have an exceptional team that I am humbled to be able to work with every day, and we are making tremendous strides in our growth on a regular basis.

Our focus will continue to be resolved on sales and earnings growth through the deployment and commissioning of corn oil extraction systems, the sales of biodiesel equipment, the financing, construction and operation of our co-located corn oil biodiesel production facilities, the expansion and operation of our oilseed crush plant, the growth of our environmental services group, and the growth of our design and manufacturing group. We will be providing status reports on each front over the coming weeks inclusive of updates relative to executed contracts, the commissioning of facilities based on our technologies, our financing efforts and other important developments.

We will also provide additional relevant information pertaining to our accelerated restructuring as it becomes available, and we intend to host an investor conference call to provide our shareholders with the opportunity to ask our management team questions pertaining to the above and our year-to-date operating results. This call will be held shortly after releasing our financial statements for the quarter ended September 30, 2007.

A one page summary of the bottom line impact to all of our shareholders of the restructuring outlined above will be made available online at www.greenshift.com within the next couple of days.

Again, thank you for your patience. We are grateful for your continued interest and support and we look forward to our next communication.

Best Regards,

Kevin Kreisler
Chairman and Chief Executive Officer
GreenShift Corporation

About GreenShift Corporation

GreenShift Corporation develops and supports clean technologies and companies that facilitate the efficient use of natural resources. GreenShift's ambition is to catalyze the rapid realization of disruptive environmental gains by creating valuable opportunities for a great many people and companies to use resources more efficiently and to be more profitable. Additional information on GreenShift is available online at www.greenshift.com.

GreenShift  currently owns 80% of GS CleanTech  Corporation (OTC Bulletin Board:
GSCT),  which  company  now  holds  majority  stakes  in  each  of GS  AgriFuels
Corporation  (OTC Bulletin  Board:  GSGF), GS Energy  Corporation  (OTC Bulletin
Board: GSEG) and GS EnviroServices, Inc. (OTC Bulletin Board: GSEN).

Safe Harbor Statement
This press release contains statements that may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of GreenShift Corporation, GS CleanTech Corporation, GS AgriFuels Corporation, GS Energy Corporation and GS EnviroServices, Inc., and members of their management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

For more information, please contact:
GreenShift Corporation
Phone:   212-994-5374
Fax:     646-572-6336 fax
Email:   investorrelations@greenshift.com
Web:     www.greenshift.com

Investor Relations:
Andrew Hellman
CEOcast, Inc.
Phone:   212-732-4300